Exhibit 10.4

LEASE AGREEMENT

BY AND BETWEEN

EXELON GENERATION COMPANY, LLC

(as Landlord)

AND

ZIONSOLUTIONS, LLC

(as Tenant)

EXHIBIT A — Legal Description of Premises
EXHIBIT B — Plan Showing Premises, Switchyard, and ISFSI Island
EXHIBIT C — Plans and Specifications for ISFSI Island
EXHIBIT D — List of Major Equipment to be Removed from the Premises

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated as of the 1st day of September 2010 (the “Lease Commencement Date”), by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Landlord”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

A. Landlord owns the land legally described on Exhibit A attached hereto on which there is located two nuclear generating stations and other associated and ancillary facilities (collectively, the “Zion Station”).

B. Landlord, Tenant and EnergySolutions LLC, a Utah limited liability company and Tenant’s parent (“EnergySolutions”), are parties to the Asset Sale Agreement (as hereinafter defined) pursuant to which, among other things, Tenant agreed to purchase certain assets and assume certain liabilities related to the Zion Station for the purpose of Tenant performing radiological decommissioning, environmental remediation and other activities relating to the decommissioning of the Zion Station.

C. The Asset Sale Agreement contemplates that Landlord and Tenant shall enter into this Lease.

ARTICLE I
DEFINITIONS

All terms not otherwise defined herein shall have the meaning ascribed to them in the Asset Sale Agreement or the Put Option Agreement (as defined below).

1.1  Aggregate Benchmark Rate of Return: as of any date of determination, means the percent change in the fair market value of the assets of the Benchmark Fund determined on a cumulative basis from the Lease Commencement Date to the most recent anniversary of the Lease Commencement Date.

1.2  Aggregate Inflation Rate: as of any date of determination, means the percent change in the Inflation Index determined on a cumulative basis from the Lease Commencement Date through the most recent anniversary of the Lease Commencement Date.

1.3  Annual Benchmark Rate of Return: as of any date of determination, means the percent change in the fair market value of the assets of the Benchmark Fund during the twelve-month period ended on the most recent anniversary of the Lease Commencement Date.

1.4 Annual Inflation Rate: as of any date of determination, means the percent change in the Inflation Index as of the most recent anniversary of the Lease Commencement Date over the Inflation Index as of the preceding anniversary of the Lease Commencement Date.

1.5 Asset Sale Agreement: that certain Asset Sale Agreement dated as of December 11, 2007, by and among Landlord, Tenant, EnergySolutions, and EnergySolutions, Inc., as amended from time to time.

1.6 Assign:  as defined in Section 7.1.

1.7 Base Rent:  one dollar ($1) per Lease Year.

1.8 Benchmark Fund: a hypothetical fund of invested assets consisting of (a) $7,500,000 invested in the S&P 500 Index as of the Lease Commencement Date, and (b) $92,500,000 invested in the Barclays Aggregate Bond Index as of the Lease Commencement Date.

1.9 Claims:  as defined in Section 10.4.

1.10 Class B Waste:  means Low Level Waste classified by the NRC as Class B low level waste in accordance with the provisions of 10 C.F.R. §61.55 and 10 C.F.R. §61.56.

1.11 Class C Waste:  means Low Level Waste classified by the NRC as Class C low level waste in accordance with the provisions of 10 C.F.R. §61.55 and 10 C.F.R. §61.56.

1.12 Condemned:  as defined in Section 12.1.

1.13 Delay Lease Year:  a period of twelve (12) consecutive months commencing on the Target Completion Date, and each successive twelve (12) month period thereafter.

1.14 Delay Rent:  as defined in Section 4.2.

1.15 Delay Rent Period:  as defined in Section 4.2.

1.16 Edison Easement:  as defined in Section 2.2.

1.17 EnergySolutions:  as defined in Recital B.

1.18 Event of Default:  as defined in the Credit Support Agreement.

1.19 Exclusion Area:  as defined in 10 C.F.R. §50.2.

1.20 Force Majeure:  acts of God; war; acts of civil disobedience; acts of terrorism; fires; explosions; earthquakes; epidemics; landslides; hurricanes or windstorms; riots; floods; sabotage or other malevolent acts; labor strikes or other similar acts of industrial disturbance (other than acts of employees of the nonperforming party or its Affiliates); and/or acts, delays in acting, or failure to act of a governmental body (including, without limitation, a taking or condemnation) or PJM Interconnection LLC; provided, however, an event shall only be considered an event of Force Majeure to the extent (a) such event is beyond the reasonable control of the non-performing party; (b) the non-performing party is unable to prevent, avoid, overcome or cure such event through the exercise of diligent efforts; (c) such event is not the proximate result of the non-performing party’s act, omission, fault or negligence, including, but not limited to, failure to maintain equipment in good working order, failure to comply with any contract, or failure to comply with all applicable Laws; and (d) such event results in a material impairment of the party’s ability to perform.  For the avoidance of doubt, it is expressly agreed that the unavailability of a disposal facility for Class B and Class C Waste is not an event of Force Majeure.

1.21 Impositions:  all present and future real estate taxes and assessments (including general and special assessments, if any) which become due and payable during any calendar year in which any portion of the Lease Term falls that are imposed upon Landlord or Tenant or assessed against the Premises, the fixtures, machinery, equipment or systems used in connection with the Premises, the business being operated on the Premises, or the activities conducted by Tenant or its Affiliates or subcontractors at the Premises, including without limitation, taxes in the nature of a sales, use, gross receipts or other tax or levy on the rents payable by Tenant; provided, however, that Impositions shall not include Landlord’s Income Taxes.

1.22 Inflation Index: as of any anniversary of the Lease Commencement Date, means the Consumer Price Index, Services, CUSASNS, as published for the most recent available calendar quarter by Global Insight Company.  If the basis for such index is changed, then the Inflation Index shall be adjusted in accordance with the conversion factor published by Global Insight Company.  If such index is discontinued or revised, the index used for purposes of this Lease shall be adjusted or replaced by the parties hereto in order to obtain substantially the same result as would be obtained if the Inflation Index had not been so discontinued or revised.

1.23 ISFSI Island:  as defined in Section 8.2.

1.24 ISFSI Campaign:  as defined in Section 8.3.

1.25 Landlord Group: as defined in Section 8.10.

1.26 Landlord’s Income Taxes:  any federal, state, or local income tax imposed on Landlord.

1.27 Landlord Indemnified Parties: as defined in Section 8.10.

1.28 Lease: as defined in the preamble.

1.29 Lease Default: as defined in Section 13.1.

1.30 Lease Commencement Date: as defined in the preamble.

1.31 Lease Term:  the period commencing on the Lease Commencement Date and expiring on the earlier of (a) the date of the Put Option Closing, or (b) the date of the termination of the NRC Licenses following completion of all work required to be performed by Tenant under this Lease.  For purposes of this Lease, the NRC Licenses shall be deemed to have been terminated if and when the footprint of the NRC Licenses has been reduced to the ISFSI Island.

1.32 Lease Year:  a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter.

1.33 Market Event: occurs when (a) the Annual Benchmark Rate of Return minus the Annual Inflation Rate is less than two percent, and (b) the Aggregate Benchmark Rate of Return minus the Aggregate Inflation Rate is also less than two percent; provided that no more than two Market Events shall occur during the Lease Term unless otherwise agreed by the parties to this Lease.

1.34 Market Event Extension: the twelve-month period beginning with the occurrence of a Market Event; provided that no more than two Market Event Extensions shall occur during the Lease Term unless otherwise agreed by the parties to this Lease.

1.35 Material Letter of Credit Default: as defined in the Credit Support Agreement.

1.36 Mortgage:  as defined in Section 15.15(a).

1.37 New Control Area:  as defined in Section 8.8(c).

1.38 New Control Facility:  a new facility for Switchyard controls, if Landlord or an Affiliate elects to construct any part of such facility on the Premises pursuant to Section 8.8(c).

1.39 Old Control Area: that portion of the Premises identified as the Switchyard Control Area on Exhibit B.

1.40 Premises:  that certain piece or parcel of land located in Zion, Lake County, Illinois, as more fully described on Exhibit A attached hereto and made a part hereof, together with all improvements, fixtures and other items of real property now or hereafter located thereupon and all appurtenances, rights, privileges, easements and other property interests existing thereon and benefiting, belonging or pertaining thereto, subject to possible reduction pursuant to Section 12.1.

1.41 Put Option Agreement:  that certain Put Option Agreement dated as of even date herewith by and between Tenant and Landlord, as amended from time to time.

1.42 Schedule Extension Conditions: (a) delays caused by, or resulting from compliance with requests (other than requests for performance in accordance with the Asset Sale Agreement, this Lease or other Ancillary Agreements or requirements of Law) by, Landlord or its Affiliates, including, but not limited to, delays in connection with the preparation for transportation and transportation of Spent Nuclear Fuel off-site (if Landlord determines to transfer Spent Nuclear Fuel off-site and pursuant to an arrangement agreed upon between Tenant and Landlord), or delays caused by the construction of a New Control Facility, except delays beyond any agreed upon schedule for such additional work requests subject to a separate Schedule Extension Condition; (b) delays caused by the discovery of material undisclosed Environmental Liabilities; (c) delays caused by material changes in applicable Laws; (d) delay in performance by (i) vendors that provide services or equipment related to the storage or transportation of Spent Nuclear Fuel, (ii) vendors that provide lifting, rigging and segmenting services or equipment related to the removal of reactor vessels and internals and containment structure, and (iii)

railroads that are intended to provide rail access, rail cars and gondolas; (e) delays caused by the issuance of a preliminary injunction or other order or decree, which injunction is subsequently lifted; (f) the occurrence of a Market Event; and/or (g) delays caused by, or resulting from, Landlord’s failure timely to perform its obligations under this Lease, including, without limitation, its obligations under Sections 8.8(b) and (c); provided, however, that except with respect to clause (f), an event that causes delays shall only be a Schedule Extension Condition to the extent (1) such event is beyond the reasonable control of Tenant and its Affiliates; (2) Tenant and its Affiliates are unable to prevent, avoid or overcome such event through the exercise of diligent efforts and proceed with work not affected by the Schedule Extension Condition; and (3) such event is not the result of Tenant’s or any Affiliate’s act, omission, fault or negligence.  A Schedule Extension Condition will continue only so long as Tenant or an Affiliate is using diligent efforts to overcome such Schedule Extension Condition and only until it has been remediated, resolved or complied with or, in the case of clause (f), only for the duration of the Market Event Extension.  For the avoidance of doubt, it is expressly agreed that delay due to the unavailability of a disposal facility for Class B and Class C Waste is not a Schedule Extension Condition.

1.43 Site Restoration Milestone:  as defined in Section 6.2.

1.44 Switchyard:  that portion of the Premises identified as the Switchyard on Exhibit B.

1.45 Switchyard Controls: the controls for the Switchyard and oil-cooled busses and batteries and cables and other equipment and fixtures relating to the operation of the Switchyard located in the Old Control Area.

1.46 Synchronous Condenser Area:  that portion of the Premises identified as the Synchronous Condenser Area on Exhibit B.

1.47 Synchronous Condensers:  the two Westinghouse 800 MVAR synchronous condensers and the associated equipment, excitation systems, starting motors, cooling and lubrication equipment, support systems, conduits, controls, cables, fixtures and other improvements located within the Synchronous Condenser Area.

1.48 Substantial Completion: the date upon which:  (a) all material Tenant physical work at the Premises is substantially completed as required by this Lease, and (b) either the Amended NRC Licenses are approved by the NRC, or if the parties have agreed upon and arranged for the transfer of Spent Nuclear Fuel away from the Premises, the NRC Licenses are terminated.

1.49 Target Completion Date:  the date that is 120 months from the Lease Commencement Date, as extended on a day by day basis for events of Force Majeure and/or Schedule Extension Conditions.

1.50 Tenant Delay:  subject to the other provisions of this Section 1.50, any act or omission of EnergySolutions, Tenant or their respective contractors that delays Landlord in the performance of its obligations under Section 8.8(b); provided, however, that an act or omission of EnergySolutions, Tenant or their respective contractors shall only be a Tenant Delay to the extent (a) the delay resulting therefrom is beyond the reasonable control of Landlord; (b) Landlord is unable to prevent, avoid or overcome the delay resulting from such act or omission through the exercise of diligent efforts; and (c) the applicable act or omission is not the result of Landlord’s act, omission, fault or negligence.

1.51 Tenant Group:  as defined in Section 8.10.

1.52 Tenant Indemnified Parties: as defined in Section 8.10.

1.53 Third Party Claim:  as defined in Section 8.10.

1.54 Transfer Taxes: means any tax imposed by the State of Illinois pursuant to the Real Estate Transfer Tax Law (35 ILCS 200/31-1 to 31-70) which becomes payable in connection with the transactions contemplated by this Lease.

1.55 Utilities and Services:  as defined in Section 5.4.

1.56 Zion Station:  as defined in Recital A.

ARTICLE II
PREMISES

2.1   Lease of Premises.  Landlord leases the Premises to Tenant without any warranties of title other than those set forth in the Asset Sale Agreement, and Tenant leases the Premises from Landlord, for the term and upon the conditions and covenants set forth in this Lease, subject to Permitted Encumbrances and subject to the rights of Landlord and ComEd and their contractors (a) to access the Switchyard, Synchronous Condenser Area, Old Control Area and New Control Area, (b) to operate and maintain the Switchyard and Synchronous Condensers, and (c) to construct and operate the New Control Facility; for all matters described in clauses (a), (b) and (c), to the same extent as ComEd has under the Edison Easement.

2.2   Easements.

(a)   Tenant hereby acknowledges that the Lease is subject to the Permitted Encumbrances which include that certain Facilities, Operation and Easement Agreement dated as of January 12, 2001, and recorded in the Office of the Recorder of Deeds, Lake County, Illinois on January 23, 2001 as Document No. 4635121, and re-recorded on February 20, 2001, as Document No. 4647301, as amended by that certain Amendment to Easement dated             , 2010 (as so amended, the “Edison Easement”), which grants ComEd, among other things, certain easements over the Premises (i) to access the Switchyard, Synchronous Condenser Area,  and Old Control Area, (ii) to operate and maintain the Switchyard and Synchronous Condensers, and (iii) to construct and operate the New Control Facility, all as more fully provided in the Edison Easement.

(b)   The Edison Easement is subject to the requirements of the NRC Licenses, the access control requirements implemented thereunder and Tenant’s right from time to time to establish reasonable rules and regulations concerning the use and enjoyment of such easement, including to the extent required by 10 CFR Part 100, the ability to exclude personnel and property from the Exclusion Area but limited to those circumstances when Tenant is required to have the ability to exercise such authority.  Landlord and ComEd shall be responsible for the acts and omissions of their designees under such easement as if the acts and omissions of such designees constituted the acts and omissions of Landlord or ComEd.   Landlord and its designees shall, upon Tenant’s request from time to time, cause ComEd to provide Tenant and its designees safe and reasonable access to the Switchyard (including, without limitation, de-powering the same) as reasonably necessary to permit Tenant to perform its obligations under this Lease, but subject in all cases to Good Utility Practices.

(c)   Access to the New Control Area and the Switchyard will be controlled by Landlord and/or ComEd authorized personnel. Landlord further acknowledges and agrees that Landlord shall procure a separate NPDES permit for the New Control Area and the Switchyard.

ARTICLE III
LEASE TERM

3.1  Lease Term.  All of the provisions of this Lease shall be in full force and effect from and after the Lease Commencement Date.  The Lease Term shall commence on the Lease Commencement Date and shall continue for the duration of the Lease Term (unless terminated early pursuant to this Lease).

3.2  Excess NDT Assets.  If, at the termination of the Lease Term, Tenant has completed all Decommissioning, site restoration and other work required by this Lease but Tenant has not exercised the Put Option within thirty (30) days after the date on which the Put Option first becomes exercisable, Tenant shall take all actions required by Law or otherwise required by the ICC to return, as promptly as reasonably practicable, any funds or other assets remaining in the Buyer QDF and the Buyer NDF that are no longer required for Decommissioning expenses or maintenance and security of the ISFSI Island.

ARTICLE IV
BASE RENT; DELAY RENT

4.1  Base Rent.  From and after the Lease Commencement Date, Tenant shall pay the Base Rent in advance on the first day of each Lease Year.

4.2  Delay Rent.  If Substantial Completion has not occurred prior to the Target Completion Date, then, with respect to the period commencing on the Target Completion Date and expiring on the date on which Substantial Completion occurs (the “Delay Rent Period”), Tenant shall pay additional rent (“Delay Rent”) in arrears on the day of each calendar month which is the same day of the month as the Target Completion Date (or the last day of the calendar month if the Target Completion Date is the last day of a calendar month), as follows:

(a)   During the first Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to two hundred thousand dollars ($200,000);

(b)   During the second Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to eight hundred thousand dollars ($800,000);

(c)   During the third Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to one million two hundred fifty thousand dollars ($1,250,000);

(d)   During the fourth Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to one million seven hundred fifty thousand dollars ($1,750,000); and

(e)   On the first day of the fifth Delay Lease Year and on the first day of each Delay Lease Year thereafter (if applicable), the Delay Rent shall increase by an amount equal to the product of (i) the Delay Rent in effect immediately prior to such increase multiplied by (ii) the percentage increase between the Inflation Index as of the anniversary of the Lease Commencement Date preceding the first day of the prior Delay Lease Year and the Inflation Index as of the anniversary of the Lease Commencement Date preceding the first day of then current Delay Lease Year.

If the Delay Rent Period expires on a day other than a day on which Delay Rent is due, then Tenant’s liabilities for Delay Rent pursuant to this Section 4.2 for such period for which Delay Rent would otherwise be due shall be prorated by multiplying the applicable monthly installment of Delay Rent for the applicable full period by a fraction, the numerator of which is the number of days falling within the Delay Rent Period since the previous installment of Delay Rent was due, and the denominator of which is the number of days since the previous installment of Delay Rent was due through and including the date of the next scheduled installment of Delay Rent.  Delay Rent payable by Tenant shall not be reimbursed to Tenant from the Buyer NDF, the Buyer QDF or the Buyer Backup NDT.

ARTICLE V
NET LEASE; IMPOSITIONS; UTILITIES AND SERVICES

5.1  Net Lease.  Except as otherwise expressly set forth herein, this Lease shall be an absolute net lease.  Accordingly, subject to Section 5.5, Tenant shall pay all taxes, insurance and other costs, expenses and obligations of every kind and nature whatsoever relating to the Premises, including without limitation, costs with respect to the ownership, possession, use and operation thereof, which accrue prior to the expiration of the Lease Term. Transfer Taxes, if any, shall be shared equally by Landlord and Tenant.  Tenant’s obligation to pay all amounts described in this Section 5.1 shall survive the expiration or earlier termination of the Lease Term.

5.2  Payment of Impositions.  On or before the Lease Commencement Date, Tenant shall notify the appropriate taxing authorities to deliver directly to Tenant all statements and invoices for the Impositions, effective as of the Lease Commencement Date.  Tenant shall pay all Impositions prior to the date they become due, subject to reimbursement pursuant to Section 5.5, to the extent permitted thereby.  To the extent that any such Impositions are imposed upon Landlord and paid by Landlord, Tenant shall reimburse Landlord for such Impositions.  If the Lease Term begins or expires on a day other than the first day or the last day of a calendar year, then Tenant’s liability for Impositions for such calendar year shall be apportioned by multiplying the amount of the Impositions for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

5.3       Contest of Impositions.  If the Switchyard and the New Control Area are taxed as a separate tax parcel(s) as provided in Section 5.5, Tenant may contest or review the existence, amount or applicability of any Impositions on that portion of the Premises that does not include the Switchyard or New Control Area by appropriate legal or administrative proceedings, at Tenant’s sole cost and expense; provided, however, that such contests are accomplished in the manner expressly permitted therefor in the jurisdiction in which the Premises is located, such that in no event whatsoever shall the failure to pay the Imposition being contested impair in any manner the Premises.  In no event may Tenant enter into any agreement concerning the taxation of the Premises the term of which extends beyond the Lease Term without Landlord’s prior written consent.  Landlord shall execute such documents as are reasonably necessary in connection with any such contest.  Tenant shall be entitled to any refund received with respect to Impositions paid by Tenant.

5.4       Utilities and Services.  Tenant, at its own expense, shall arrange with the appropriate utility companies and service providers for the provision to the Premises of water, sewer, trash collection, electricity, gas, telephone, landscaping, snow removal, access control and all other utilities and services desired by Tenant (excluding any and all such utilities and services desired and obtained by Landlord or ComEd in connection with the Switchyard, Synchronous Condenser Area (until Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place), and New Control Area which shall be separately metered and billed to Landlord or ComEd) (“Utilities and Services”).  On or before the Lease Commencement Date, Tenant shall notify the appropriate utility and service providers to deliver directly to Tenant all statements and invoices for the amounts for which Tenant is responsible pursuant to this Section 5.4, effective as of the Lease Commencement Date.  Tenant shall pay directly to the appropriate utility companies and service providers all charges for all Utilities consumed in and Services performed for the Premises, as and when such charges become due and payable.  To the extent the invoices for any such Utilities and Services are received and paid by Landlord, Tenant shall reimburse Landlord for such charges.

5.5       Reimbursement by Landlord.  Landlord shall be responsible for Impositions that relate to the Switchyard and Synchronous Condenser Area (prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place) as provided below in this Section 5.5.  In the event the Switchyard is not currently taxed as separate tax parcels, Landlord shall petition the appropriate governmental authorities to cause the Switchyard to be taxed as a separate tax parcel for property tax purposes.  Tenant shall reimburse Landlord upon demand for any out-of-pocket costs not to exceed $10,000 incurred by Landlord in obtaining such property tax division, including a land survey, legal description and acreage calculation. Prior to the date that the Switchyard is taxed as a separate tax parcel for property tax purposes, Landlord shall reimburse Tenant for Impositions attributable to the land under the Switchyard in an amount equal to fifteen and nine-tenths percent (15.9%) of the property taxes allocable to the land in tax parcel 04-23-100-003 and five and nine-tenths percent (5.9%) of the property taxes allocable to the land in tax parcel 04-22-401-020.  Prior to the date that the Switchyard is taxed as a separate tax parcel for property tax purposes, Landlord shall reimburse Tenant $2,297 per year for Impositions attributable to improvements in the Switchyard. After the Switchyard is taxed as a separate tax parcel for property tax purposes, Landlord shall pay the Impositions that relate to the Switchyard.  Prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place, Landlord shall reimburse Tenant $183,431 per year for Impositions attributable to improvements in use by Landlord or ComEd in the Synchronous Condenser Area.  All of Landlord’s obligations to reimburse Tenant in respect of property taxes as set forth in this Section 5.5 shall be prorated for partial years and shall be payable in two installments on March 1 and October 1 in each year during the Lease Term.  If Landlord or its Affiliate elects to construct the New Control Facility on the Premises, Landlord shall petition the appropriate governmental authorities to cause the New Control Area to be taxed as a separate tax parcel for property tax purposes, and Landlord shall reimburse Tenant for Impositions attributable to the New Control Area and improvements in the New Control Area.

ARTICLE VI
USE OF PREMISES

6.1       Use of Premises.  Tenant shall use and occupy the Premises only for the performance of Tenant’s obligations under this Lease, the Asset Sale Agreement and the other documents contemplated by the Asset Sale Agreement.

6.2       Site Restoration Milestones.  Tenant shall use diligent efforts to perform required Decommissioning work on a schedule calculated to achieve each of the following on or before the respective dates indicated below (each a “Site Restoration Milestone”), it being understood that the applicable deadline for any particular Site Restoration Milestone shall be subject to extension for events of Force Majeure and Schedule Extension Conditions that affect the performance of work required under this Lease to achieve that Site Restoration Milestone:

(a)         Tenant shall submit to the NRC information supporting a “License Termination Plan” (e.g. site release criteria, survey plans, and other relevant data) within 54 months after the Lease Commencement Date;

(b)         Tenant shall complete removal of the major equipment listed on Exhibit D from the Premises within 66 months after the Lease Commencement Date; and

(c)          Tenant shall complete the ISFSI Campaign within 72 months after the Lease Commencement Date.

6.3       Deferral of Receivables.  For each month in which Tenant fails to achieve any Site Restoration Milestone by the applicable deadline, Tenant shall defer, and shall cause its Affiliates to defer, receivables due and payable from the Buyer QDF, the Buyer NDF or the

Buyer Backup NDT in an amount equal to $5,000,000 per month (prorated for partial months) or such lesser amount as may be due to Tenant and its Affiliates in such month.  Such monthly deferrals of receivables shall continue until completion of the applicable Site Restoration Milestone, at which point such receivables may be paid, without interest, from the Buyer QDF or the Buyer NDF.

6.4       Target Completion Date.  Tenant shall use diligent efforts to perform required Decommissioning and other work required under this Lease on a schedule calculated to achieve Substantial Completion by the Target Completion Date.

6.5       Notice of Force Majeure and Schedule Extension Conditions.  Tenant shall give prompt written notice to Landlord if any event of Force Majeure or Schedule Extension Condition shall occur or exist, stating the events or conditions that constitute the event of Force Majeure or Schedule Extension Condition and the steps Tenant is taking or intends to take to overcome such events or conditions, if any.  Failure of Tenant to provide Landlord the notice required by the preceding sentence within ninety (90) days after the date on which the event of Force Majeure or Schedule Extension Condition first occurs, or, if later, first becomes reasonably apparent, shall be deemed a waiver of Tenant’s rights relating to or arising from such event or condition.  Tenant shall use diligent efforts to overcome events of Force Majeure and Schedule Extension Conditions.  Tenant shall give prompt written notice to Landlord upon the termination of any event of Force Majeure or Schedule Extension Condition.  Notwithstanding anything to the contrary contained in this Lease, failure or delay of Tenant to provide Landlord any of the notices required by the preceding sentence shall not waive Tenant’s rights relating to or arising from an event of Force Majeure or Schedule Extension Condition, unless such failure causes material prejudice to Landlord.

6.6       PSDAR.  Tenant shall not, without Landlord’s consent, which shall not be unreasonably withheld, amend the PSDAR for the Zion Station in any manner that would reasonably be expected to result in the achievement of Substantial Completion after the Target Completion Date.

6.7       Security.  Tenant shall be responsible for the provision of security and access control for the Site in accordance with applicable Laws and Good Utility Practices.

6.8       Landlord Access.  With advance notice, Landlord shall have reasonable access to the Premises, subject to the requirements of the NRC Licenses and the access control and site security programs implemented thereunder and to Tenant’s and its Affiliates’ management personnel for purposes of monitoring (at Landlord’s expense) the performance by Tenant of its obligations under this Lease, but shall have no right to direct or manage such services, dictate the scheduling of such services or to make determinations as to whether or what portion of Buyer QDF or Buyer NDF funds should be released to reimburse Tenant or its Affiliates for costs and expenses incurred in the performance of such obligations.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

7.1       No Assignment or Subletting.  Tenant shall not assign, sublet, mortgage or otherwise transfer or encumber (collectively, “Assign”) this Lease or sublet the Premises or any part thereof without the express written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion.

7.2       Restrictions and Obligations Extend to Transferees.  Provided Landlord consents to Tenant Assigning this Lease, which such consent may be given or withheld in Landlord’s sole and absolute discretion, all restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee or other transferee and Tenant shall cause such person or entity to comply with such restrictions and obligations and Tenant shall remain liable under this Lease to the same extent as if it had not Assigned this Lease.

ARTICLE VIII
CONDITION; ALTERATIONS; DECOMMISSIONING AND OTHER WORK

8.1       As-Is Condition.  Tenant acknowledges that it has been given an opportunity to examine the Premises.  Except as expressly set forth in the Asset Sale Agreement or this Lease, Tenant hereby accepts the condition of the Premises in its AS-IS, WHERE-IS CONDITION, WITH ALL FAULTS.  Except as expressly set forth in the Asset Sale Agreement or this Lease, no representations as to the condition, repair or compliance with applicable Laws, and no agreements to make any alterations, repairs or improvements in or about the Premises have been made by or on behalf of Landlord.  Tenant acknowledges and agrees that its sole remedy for breach of any representation or warranty of Landlord in the Asset Sale Agreement concerning the condition of the Premises shall be pursuant to the applicable provisions of the Asset Sale Agreement.

8.2       ISFSI Island.  Tenant shall, at its expense, construct in a good and workmanlike manner an independent spent fuel storage installation (the “ISFSI Island”) in accordance in all material respects with the plans and specifications attached hereto as Exhibit C. Tenant shall be responsible, at its expense, for the maintenance and operation of the ISFSI Island during the period commencing on the date on which the same is substantially completed and expiring at the expiration or earlier termination of the Lease Term.

8.3       ISFSI Campaign.  Upon the substantial completion of the ISFSI Island, Tenant shall, at its expense and in compliance with applicable Laws, place all Spent Nuclear Fuel and Greater than Class C Waste located at the Premises as of the Lease Commencement Date into casks and place and store such casks at the ISFSI Island so as to permit the NRC Licenses to be amended to cover only the ISFSI Island (collectively, the “ISFSI Campaign”).  Tenant shall use diligent efforts to perform required Decommissioning and other work required under this Lease and construct the ISFSI Island and complete the ISFSI Campaign on a schedule established by Tenant to achieve the applicable Site Restoration Milestone for completion of the ISFSI Campaign.

8.4       Decommissioning.  Tenant shall, at its expense, perform all Decommissioning work at the Premises required by Law.  The Premises and improvements and all tangible Zion Assets located at the Premises shall be radiologically released meeting NRC MARISSM guidance and any other applicable Laws.  Notwithstanding the foregoing provisions of this Section 8.4 to the contrary, Tenant shall have no obligation to perform any environmental decontamination (other than radiological decontamination) to the Switchyard.

8.5       Removal of Improvements; Site Restoration.  Tenant shall not construct any structures or install any equipment on the Premises except as reasonably necessary to perform its obligations under this Lease.  Tenant shall, at its expense, remove all improvements (other than (a) the ISFSI Island, (b) the New Control Facility, (c) any improvements located at the Switchyard or the New Control Area, (d) roadways and rail lines, (e) fences and other access control measures and (f) such other improvements as Landlord and Tenant may mutually determine) located at the Premises as of the Lease Commencement Date to a minimum of three feet (3’) below the expected finished grade following site restoration or as otherwise required by Law, Permits or Environmental Permits and, except as otherwise required by applicable Law, Permits or Environmental Permits, back-fill such areas; provided, however, that Tenant shall not remove the improvements located within the Synchronous Condenser Area prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place and Tenant shall not remove the improvements located within the Old Control Area prior to the date on which Landlord or ComEd gives written notice to Tenant that the Switchyard Controls have been relocated or abandoned in place.  Underground storage tanks and large diameter pipes not required by Law or this Lease to be removed shall be filled.  Large diameter piping within Lake Michigan and the Lake Michigan intake structure will be abandoned in place or will be removed if required by Law.  Excavated portions of removed structures, when backfilled and released by the NRC, will be contoured to blend in with the adjoining property.  Affected areas will be seeded to prevent erosion.

8.6       [Reserved]

8.7       Switchyard.  Subject to the Tenant’s obligations regarding maintenance of access in accordance with the Edison Easement, during the Lease Term, Tenant shall not be responsible for the maintenance and operation of the Switchyard.

8.8       Synchronous Condenser Area; Switchyard Controls.

(a)  During the period commencing on the Lease Commencement Date and expiring on the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place, Landlord shall be responsible, at its expense, for the maintenance and operation of the Synchronous Condenser Area (including, without limitation, the Synchronous Condensers located therein).  Until the Synchronous Condensers have been relocated or abandoned in place, the physical systems required for the support and operation of the Synchronous Condensers will be clearly identified by name and other markings, such as paint, stickers or tags, and, to the extent practicable, will be secured with barriers, fencing, locks or other entry controls.  Landlord shall notify Tenant from time to time of the status of the relocation or abandonment in place of the Synchronous Condensers and, in any event, shall notify Tenant of such status on the date on which Landlord in good faith believes ninety (90) days remain prior to the relocation or abandonment in place of the Synchronous Condensers.  Provided Landlord provides reasonable prior written notice of its activities in the Synchronous Condenser Area from time to time, Tenant shall use reasonable efforts not to disrupt or interfere with Landlord’s or ComEd’s access to or operation of the Synchronous Condensers.

(b)  Prior to the date that is 18 months following the Lease Commencement Date (as such date may be extended on a day-for-day basis on account of Tenant Delay or Force Majeure), Landlord shall, at its expense (i) deactivate the Synchronous Condensers, (ii) drain the Synchronous Condenser systems and remove any hydrogen and lube oil attributable thereto, (ii) disconnect the Synchronous Condensers from the Switchyard and (iv) remove the Synchronous Condensers and/or abandon them in place.  Landlord shall give prompt written notice to Tenant if any event of Force Majeure or Tenant Delay shall occur or exist that will impact Landlord’s removal or abandonment of the Synchronous Condensers, stating the events or conditions that constitute the event of Force Majeure or Tenant Delay and the steps Landlord is taking or intends to take to overcome such events or conditions, if any.  Landlord shall use diligent efforts to overcome events of Force Majeure and Tenant Delay impacting its removal or abandonment of the Synchronous Condensers.  Tenant’s sole remedy for delay in the performance by Landlord of its obligations in the preceding clauses (i) through (iv) shall be the extension of the time for performance of Tenant’s obligations by reason of the Schedule Extension Condition.

(c)  Prior to the date that is 18 months following the Lease Commencement Date (as such date may be extended on a day-for-day basis on account of Tenant Delay or Force Majeure), Landlord shall abandon the Switchyard Controls in place or, at its expense, relocate the Switchyard Controls to a space within or near the Switchyard.  If such space is located within the Premises but outside the Switchyard, then the particular location of such space (the “New Control Area”) shall be subject to Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall give prompt written notice to Tenant if any event of Force Majeure or Tenant Delay shall occur or exist that will impact Landlord’s removal or abandonment of the Switchyard Controls, stating the events or conditions that constitute the event of Force Majeure or Tenant Delay and the steps Landlord is taking or intends to take to overcome such events or conditions, if any.  Landlord shall use diligent efforts to overcome events of Force Majeure and Tenant Delay impacting its removal or abandonment of the Switchyard Controls.  Tenant’s sole remedy for delay in the performance by Landlord of its obligations in this Section 8.8(c) shall be the extension of the time for performance of Tenant’s obligations by reason of the Schedule Extension Condition.

8.9       Covenant Against Liens.  Tenant shall not cause or permit any Encumbrance (including any mechanic’s or materialman’s lien) to be asserted against the Premises or any interest therein (including the leasehold interest created by this Lease) as a result of any act or omission of Tenant, its agents, contractors and employees.  In the event any such Encumbrance is filed, Tenant will within thirty (30) days after receiving written notice thereof cause such Encumbrance to be released or bonded over. In the event such Encumbrance is not timely released or bonded over, Landlord, at its sole option and in addition to any of its other rights and remedies, may bond over the same, and Tenant shall promptly upon notice thereof reimburse Landlord for the cost of such bond and other direct costs related to such action.  Tenant shall indemnify, defend and hold harmless Landlord from and against any and all Encumbrances arising out of or in any way connected with Tenant’s use and occupancy of the Premises (except to the extent such Encumbrances result from the act or omission of Landlord and/or Landlord’s Affiliates).  Any rights and obligations created under or by this Section 8.9 shall survive termination or expiration of this Lease.  Without limiting the generality of the foregoing, Tenant shall, to the fullest extent permitted by Law, cause all contractors, subcontractors, material suppliers, service providers, and other vendors performing work or providing materials or services at the Premises on behalf of Tenant to provide lien waivers as and when commercially reasonable.

8.10                            Environmental Protection.

(a)         Tenant shall conduct its operations on the Premises in compliance with all applicable Environmental Laws and Environmental Permits, and neither Tenant nor any of Tenant’s employees, representatives, Affiliates, agents, contractors, subcontractors, licensees, lessees, guests, invitees, successors and assigns (collectively, “Tenant Group”) shall use, bring upon, transport, store, keep or cause or allow the discharge, spill or release (or allow a threatened release) in each case of any Hazardous Substances in, on, under or from the Premises in violation of Environmental Law.  Without limiting any other indemnification obligations of Tenant contained herein, Tenant shall protect, indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord and its direct and indirect parents, subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, representatives, agents, contractors, licensees, lessees, guests, invitees, successors and assigns (collectively, the “Landlord Indemnified Parties”), from and against any and all losses and claims (including, without limitation, (i) reasonable attorneys’ fees, (ii) liability to third parties for toxic torts and/or personal injury claims, (iii) fines, penalties and/or assessments levied or raised by any governmental authority or court, and (iv) assessment, remediation and mitigation costs and expenses and natural resource damage claims) arising out of, resulting from or connected with any violation of Environmental Laws or Environmental Permits by Tenant or any member of the Tenant Group or any Hazardous Substances used, brought upon, transported, stored, kept, discharged, spilled or released by Tenant or any member of the Tenant Group in, on, under or from the Premises, except to the extent such losses and claims were increased as a result of Landlord’s failure timely to give the notice, if any, required by this Section 8.10(a).  Landlord shall conduct its operations on and adjacent to the Premises in compliance with all applicable Environmental Laws and Environmental Permits, and neither Landlord nor ComEd nor any of their respective employees, representatives, agents, contractors, licensees, lessees, guests, invitees, successors and assigns (collectively, “Landlord Group”) shall use, bring upon, transport, store, keep or cause or allow the discharge, spill or release (or allow a threatened release) in each case of any Hazardous Substances in, on, under or from the Premises or the areas adjacent thereto (including, without limitation, the Switchyard and the New Control Area) in violation of Environmental Law.  Without limiting any other indemnification obligations of Landlord contained herein, Landlord shall protect, indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant and its direct and indirect parents, subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, representatives, agents, contractors, licensees, lessees, guests, invitees, successors and assigns (collectively, the “Tenant Indemnified Parties”), from and against any and all losses and claims (including, without limitation, (1) reasonable attorneys’ fees, (2) liability to third parties for toxic torts and/or personal injury claims, (3) fines, penalties and/or assessments levied or raised by any governmental authority or court, and (4) assessment, remediation and mitigation costs and expenses and natural resource damage claims) arising out of, resulting from or connected with any violation of Environmental Laws or Environmental Permits by Landlord or any member of the Landlord Group during the Lease Term or any Hazardous Substances used, brought upon, transported, stored, kept, discharged, spilled or released by Landlord or any member of the Landlord Group in, on, under or from the Premises, except to the extent such losses and claims were increased as a result of Tenant’s failure timely to give the notice, if any, required by this Section 8.10(a).  If any Landlord Indemnified Party or Tenant Indemnified Party receives notice of the assertion of any such claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Tenant Indemnified Party or a Landlord Indemnified Party, as applicable (a “Third Party Claim”), the applicable party shall give the other party reasonably prompt written notice thereof, but in any event such notice shall not be given later than five (5) calendar days after the applicable party’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Third Party Claim.

(b) Tenant shall comply with and observe all applicable Laws related to the use and protection of wetlands.  Tenant shall not change the physical characteristics of any wetland areas located on the Premises or any adjoining land, without in each instance obtaining Landlord’s prior written consent (which may be granted or withheld in Landlord’s sole discretion), and only then in compliance with applicable Laws.

(c) Tenant shall provide Landlord with prompt written notice upon Tenant’s obtaining knowledge of the existence or any threatened release of any Hazardous Substances on, in or under the Premises in violation of Environmental Laws.

(d) This Section 8.10 shall survive the expiration or other termination of this Lease.

8.11                            Work In the Synchronous Condenser Area, the Old Control Area, the New Control Area and the Switchyard.  Tenant shall make reasonable efforts, whenever it works in or immediately adjacent to the Synchronous Condenser Area (prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place), the Old Control Area (prior to the date on which Landlord or ComEd gives written notice to Tenant that the Switchyard Controls have been relocated or abandoned in place), the New Control Area and the Switchyard, not to disrupt any of Landlord’s or its Affiliates’ operations in these areas or disturb or damage any of Landlord’s, ComEd’s or any of their Affiliates’ equipment and facilities located in these areas.  Prior to commencing any work in or immediately adjacent to these areas Tenant shall notify Landlord and cooperate with Landlord to avoid any such disruption, disturbance or damage.

8.12                                Compliance with Laws and Permits.  Each party shall immediately notify the other in writing upon obtaining knowledge of any material violations of any applicable Laws relating to the Premises and upon receiving any written notice, correspondence, written demand or written communication from any Governmental Authority alleging a material violation of any Laws or Permits relating to the Premises.  Each party shall obtain and maintain, at its sole cost and expense, any and all permits, licenses, authorizations and other similar approvals necessary to perform its obligations under this Lease.

8.13                                Cooperation and Communication.  Landlord and Tenant shall (and Landlord shall cause ComEd to) reasonably cooperate and communicate regarding their respective operations around the Synchronous Condensers, Switchyard Controls and New Control Area.  Without limiting the generality of the foregoing sentence, it is specifically agreed that (a) access to the New Control Area shall be (i) located outside of the current plant security area,  (ii) fenced off from the balance of the Premises at Landlord’s or ComEd’s expense and (iii) access controlled by Landlord and/or ComEd at no expense to Tenant, (b) access into the Switchyard will be controlled by Landlord and/or ComEd at no expense to Tenant and (c) at no expense to Tenant, the Switchyard Controls and the systems required for the support and operation of the Synchronous Condensers will be clearly identified by name and other markings such as paint within the Old Control Area and Synchronous Condenser Area and secured with barriers, fencing, locks or other controls to prevent disturbance.

ARTICLE IX
INSPECTION

9.1                               Inspection of Premises.  Upon reasonable prior written notice, and subject to such reasonable access control measures as from time to time are implemented under the NRC Licenses or otherwise instituted by Tenant, Tenant shall permit Landlord, its agents and representatives to enter the Premises in order to monitor, at Landlord’s expense, Tenant’s and its designees’ performance of Tenant’s obligations under this Lease and the other documents entered into in connection with the Asset Sale Agreement.  Without limiting the generality of the foregoing sentence, it is specifically agreed that Landlord shall have no right to direct or manage the performance of Tenant’s obligations or to dictate the scheduling of such performance.  Landlord shall use best efforts to minimize disruption to Tenant’s operations at the Premises in connection with any such entry.

ARTICLE X
INSURANCE

10.1                        Commercial Liability Insurance.

(a)     At all times during the Lease Term, Tenant shall maintain at its expense the following minimum liability insurance coverage: (1) workers compensation insurance with statutory limits of liability and a waiver of subrogation in favor of the Landlord Indemnified Parties and/or all of their insurers; (2) employer’s liability insurance in the amount of not less than $1,000,000 per occurrence; and (3) automobile liability insurance for owned, non-owned, and hired autos providing bodily injury and property damage coverage (including but not limited to coverage for claims against the Landlord Indemnified Parties for injuries to employees of Tenant and its contractors and subcontractors) in the amount of not less than $2,000,000 per accident. Tenant may provide such liability coverage through the use of individual primary liability policies or through a combination of primary liability and umbrella liability policies.  At all times during the Lease Term and for a period of three years thereafter, Tenant shall maintain at its expense commercial general liability insurance with coverage consistent with ISO Form 00

01 12 07, providing bodily injury and property damage coverage, including premises liability, products/completed operations liability, independent contractors, and blanket contractual liability (including but not limited to coverage for claims against the Landlord Indemnified Parties for injuries to employees of Tenant and its contractors and subcontractors),  written on an occurrence basis with limits of not less than $10,000,000 per occurrence and annual aggregate.

(b)     To the extent permitted by applicable law, all such insurance policies Tenant is required to maintain shall: provide for a waiver of all rights of subrogation which Tenant’s insurance carriers might exercise against the Landlord Indemnified Parties and/or all of their insurers; be primary and non-contributory to any other insurance carried by the Landlord Indemnified Parties; and contain standard cross-liability provisions as to separation of insureds.  Tenant waives all rights of subrogation against the Landlord Indemnified Parties under the insurance policies procured by Tenant.

(c)     The insurance policies Tenant is required to maintain shall contain a provision that coverages afforded under the policies will not be canceled, allowed to expire or the limits in any manner reduced until at least 30 days’ prior written notice (10 days’ in the case of nonpayment of premium) has been given to Landlord.  Landlord may inspect any or all such policies of insurance at any time.

(d)     Insurance coverage required to be maintained by Tenant shall not include any of the following; any claims made insurance policies; any self-insured retention or deductible amount greater than $250,000 unless approved in writing by Landlord; any endorsement limiting coverage available to the Landlord Indemnified Parties which is otherwise required by this Lease; any policy or endorsement wording that negates coverage to the Landlord Indemnified Parties for the negligence of the Landlord Indemnified Parties; any policy or endorsement language which limits the duty to defend the Landlord Indemnified Parties under the policy; and any policy or endorsement language which provides coverage to the Landlord Indemnified Parties only if Tenant is negligent.

(e)     Tenant shall require all contractors and subcontractors brought onto the Premises by Tenant to procure and maintain commercial general liability insurance, automobile insurance, workers compensation insurance, and employer’s liability insurance coverage at the limits determined by Tenant to be appropriate under the circumstances.

(f)     The Landlord Indemnified Parties shall be named as additional insureds on all insurance, except workers compensation, required to be maintained by Tenant or its contractors and subcontractors (including but not limited to coverage for claims for injuries to employees of Tenant or any subcontractors) and Tenant shall provide evidence of such coverage and ISO Endorsement Forms to Landlord on or before the Lease Commencement Date or, in the case of insurance required for Tenant’s contractors and subcontractors, before contracted work begins, and shall provide renewal certifications and ISO Endorsement Forms at or prior to expiration of any such required insurance policy.  All liability insurance policies shall provide additional insured coverage consistent with ISO CG 2026(11/85) and shall maintain the required coverages, naming the Landlord Indemnified Parties as additional insureds during the Lease Term and, in the case of commercial general liability insurance, for a period of not less than three years following the Lease Term.

(g)     All such insurance shall be issued by companies that are licensed to do business in the State of Illinois and that have a rating of A-:VII or better in the Best’s Key Rating Insurance Guide (latest edition in effect at the most recent date on which evidence of such insurance is required to be provided by Tenant).

10.2                        Nuclear Liability Protection.

(a)  At all times during the Lease Term and for a period of twenty (20) years thereafter, Tenant shall maintain Nuclear Energy Liability Suppliers & Transporters coverage from ANI at a limit of not less than $100 million.  Tenant and Landlord agree that for claims covered by both the Nuclear Energy Liability Suppliers & Transporters insurance maintained by Tenant and the Nuclear Energy Liability Suppliers & Transporters insurance maintained by Landlord, the limits of coverage of such insurance should be eroded on a pro rata basis according to the relative fault of Tenant and Landlord rather than on the basis of limits of coverage.

(b)     On or before the Lease Commencement Date, Tenant shall provide evidence of the Nuclear Energy Liability Suppliers & Transporters insurance coverage from ANI that is required to be maintained by Tenant and shall provide renewal certifications at or prior to expiration of such required insurance policy.

(c)     At all times during the Lease Term, Tenant shall have and maintain in effect an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act and Nuclear Liability Insurance in such form and in such amount as will meet or exceed the financial protection requirements of the NRC pursuant to Section 170 of the Atomic Energy Act. If the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed, modified or expires, Tenant will, without cost to Landlord, maintain in effect liability protection through government indemnity, limitation of liability or liability insurance in order to prevent the material impairment of the protection afforded the Landlord Indemnified Parties by Section 170 of the Act and the provisions of this Lease.

(d)     In addition to insurance that Tenant is required to procure and maintain under any other provision of this Lease, at all times during the Lease Term, Tenant shall, at Tenant’s expense, continue to maintain in effect Nuclear Energy Liability Facility Form coverage at a limit of not less than $100 million and Nuclear Energy Liability Master Worker Form coverage from American Nuclear Insurers.  On or before the Lease Commencement Date, Tenant will provide Landlord with evidence of such insurance and copies of any endorsements issued to such policies and will provide evidence of such insurance annually thereafter.  Tenant shall not reduce the limits of coverage under any such insurance or modify or cancel coverage thereunder without the prior written consent of Landlord.

(e)     To the extent permitted by applicable law, all such nuclear energy liability insurance policies Tenant is required to maintain shall provide for a waiver of all rights of subrogation which Tenant’s insurance carriers might exercise against the Landlord Indemnified Parties and/or all of their insurers; be primary and non-contributory to any other insurance carried by the Landlord Indemnified Parties; and contain standard cross-liability provisions as to separation of insureds.  Tenant waives all rights of subrogation against the Landlord Indemnified Parties under the nuclear energy liability insurance policies procured by Tenant.

10.3                        Property Insurance.

(a)     During the Lease Term until such time as Landlord advises Tenant that the Synchronous Condensers have been removed from the Premises or abandoned in place, Landlord shall procure and maintain in effect a NEIL property policy with limits of $100 million and a deductible of not more than $10 million.  The cost of such NEIL property policy providing coverage for the Synchronous Condensers shall be determined from quotations from the underwriters and shall be borne by Landlord.  Tenant shall reimburse Landlord for the remaining cost of such NEIL property policy.

(b)     During the Lease Term after Landlord advises Tenant that the Synchronous Condensers have been removed from the Premises or abandoned in place, Landlord shall maintain in effect a NEIL property policy with limits of $50 million and a deductible of not more than $10 million.  Tenant shall reimburse Landlord for the cost of such NEIL property policy.

(c)     Tenant shall be included as additional insured and loss payee on the NEIL property insurance policy. Landlord shall provide evidence of such coverage to Tenant on or before the Lease Commencement Date.

(d)     Retrospective premiums, if any, that are assessed by NEIL and become payable during the Lease Term shall be allocated between Landlord and Tenant in proportion to the allocation of their responsibility for cost of the NEIL property insurance during the period in question.  Retrospective premiums, if any, that are assessed by NEIL and become payable after the Lease Term shall be the responsibility of Landlord.  Tenant shall promptly reimburse Landlord, on demand, for Tenant’s allocated share of any such retrospective premium adjustments.

(e)     During the Lease Term, Landlord or an Affiliate of Landlord will maintain all-risk property insurance, including property insurance on the Switchyard, in an amount reasonably determined by Landlord or its Affiliate to be prudent.

10.4                        Insurance Generally.  In the event of any failure by Tenant to comply with the insurance requirements of this Lease, Landlord may, without in any way compromising or waiving any right or remedy at law or in equity, upon five days’ prior written notice to Tenant, purchase such insurance, at Tenant’s expense, provided that Landlord shall have no obligation to do so, and if Landlord shall do so, Tenant shall not be relieved of or excused from the obligation to obtain and maintain such insurance amounts and coverages.  All such costs incurred by Landlord shall be promptly reimbursed by Tenant.

10.5                        Indemnity.

(a)  Except to the extent resulting from the negligence or willful misconduct of a Landlord Indemnified Party, and except to the extent covered by property insurance carried by a Landlord Indemnified Party or required by this Lease to be carried by a Landlord Indemnified Party, to the maximum extent permitted under applicable Law, Tenant shall protect, indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Indemnified Parties from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable attorneys’ fees) and/or injuries (including, without limitation, damage to property and/or personal injuries) suffered or incurred by any of the Landlord Indemnified Parties (regardless of whether contingent, direct, consequential, liquidated or unliquidated), including, without limitation, any damage to the Synchronous Condensers or Switchyard Controls prior to the date on which ComEd or Landlord gives written notice that the Synchronous Condensers and Switchyard Controls have been relocated or abandoned in place, or equipment or facilities located in the Switchyard or the New Control Area) caused by Tenant or any member of the Tenant Group, and any and all claims, demands, suits and causes of action brought or raised against any of the Landlord Indemnified Parties (collectively, “Claims”), arising out of, resulting from, relating to or connected with any act or omission of Tenant or any member of the Tenant Group at, on or about the Premises caused by Tenant or any member of the Tenant Group, or a “nuclear incident” (as defined by Nuclear Laws) or exposure to Nuclear Materials as a result of the transportation, storage, handling, or release of Nuclear Materials on or from the Premises during the Lease Term or a nuclear incident or exposure to Nuclear Materials at a location other than the Premises as a result of the transportation, handling, storage, or release of Nuclear Materials shipped or removed from the Premises during the Lease Term, and notwithstanding anything to the contrary in this Lease, such obligation to indemnify, defend and hold harmless the Landlord Indemnified Parties shall survive any termination of this Lease.  This indemnification shall include, without limitation, Claims made under any workman’s compensation Law or under any plan for employee’s disability and death benefits (including, without limitation, Claims and demands that may be asserted by employees, agents, contractors and subcontractors).  Tenant shall indemnify Landlord for the cost to Landlord to reinstate its Nuclear Energy Liability Suppliers & Transporters insurance if the limits of coverage of such insurance are eroded by a claim that would have been covered by Tenant’s Nuclear Energy Liability Suppliers & Transporters insurance if Landlord had been named as an additional insured on such insurance of Tenant; provided, however, that this sentence shall only require reimbursement of insurance premiums (i) actually paid by Landlord for reinstatement of coverage related to the Zion Station, (ii) paid only to the extent necessary to replace the eroded limits, and (iii) that Landlord would not have been incurred absent said erosion of insurance.

(b)  Except to the extent resulting from the negligence or willful misconduct of a Tenant Indemnified Party, and except to the extent covered by property insurance carried by a Tenant Indemnified Party or required by this Lease to be carried by a Tenant Indemnified Party, to the maximum extent permitted under applicable Law, Landlord shall protect, indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless the Tenant Indemnified Parties from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable attorneys’ fees) and/or injuries (including, without limitation, damage to property and/or personal injuries) suffered or incurred by any of the Tenant Indemnified Parties (regardless of whether contingent, direct, consequential, liquidated or unliquidated), and any and all Claims brought or raised against any of the Tenant Indemnified Parties, arising out of, resulting from, relating to or connected with any act or omission of Landlord or any member of the Landlord Group at, on or about the Premises caused by Landlord or any member of the Landlord Group during the Lease Term, and notwithstanding anything to the contrary in this Lease, such obligation to indemnify, defend and hold harmless the Tenant Indemnified Parties shall survive any termination of this Lease.  This indemnification shall include, without limitation, Claims made under any workman’s compensation Law or under any plan for employee’s disability and death benefits (including, without limitation, Claims and demands that may be asserted by employees, agents, contractors and subcontractors).

(c)  Notwithstanding anything to the contrary herein, (i) no Landlord Indemnified Party shall be entitled to recover from Tenant or any member of the Tenant Group for any liabilities, damages, obligations, payments, losses, costs or expenses under this Lease any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Landlord Indemnified Party and (ii) no Tenant Indemnified Party shall be entitled to recover from Landlord or any member of the Landlord Group for any liabilities, damages, obligations, payments, losses, costs or expenses under this Lease any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Tenant Indemnified Party.  Landlord and Tenant each waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not limited to, losses or damages caused by reason of loss of use, profits or revenue, inventory or use charges, interest charges or cost of capital.

ARTICLE XI
DAMAGE OR DESTRUCTION

11.1                        Tenant’s Restoration Obligations.  If the ISFSI Island is totally or partially damaged or destroyed for any reason prior to the expiration or earlier termination of the Lease Term except to the extent caused by an act or omission of the Landlord Group or the negligence or willful misconduct of the Landlord Group, then, promptly after such damage or destruction, Tenant shall, at its expense, repair, rebuild, or restore the same.  If, during the course of performance of any Decommissioning or other work at the Premises related to Decommissioning, any improvements in the Synchronous Condenser Area or Old Control Area are damaged or destroyed by an act or omission of Tenant or any member of the Tenant Group prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers or Switchyard Controls have been relocated or abandoned in place, then, promptly after such damage or destruction, Tenant shall, at its expense, repair, rebuild, or restore the same in accordance with instructions from Landlord or ComEd, but only to the extent such damage is caused by an act or omission of the Tenant Group or the negligence or willful misconduct of the Tenant Group. If any improvements in the Switchyard, New Control Area are damaged or destroyed by an act or omission of Tenant or any member of the Tenant Group, then, promptly after such damage or destruction, Tenant shall, at its expense, repair, rebuild, or restore the same, but only to the extent such damage is caused by an act or omission of the Tenant Group or the negligence or willful misconduct of the Tenant Group.  If any other improvements are totally or partially damaged or destroyed, then Tenant shall have no obligation to repair, rebuild, or restore the same.

ARTICLE XII
CONDEMNATION

12.1                        Permanent Taking.  If the entire Premises, or the use or occupancy thereof, shall be permanently taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “Condemned”) so as to render Tenant unable to perform its Decommissioning obligations with respect to the entire Premises, then this Lease shall terminate on the day prior to the date that Tenant is required to cease performance of such Decommissioning obligations, and rent shall be apportioned as of such date.  If less than the entire Premises or occupancy thereof is permanently Condemned, and such partial Condemnation renders Tenant unable to perform its Decommissioning obligations with respect to a portion of the Premises, then this Lease shall continue in full force and effect with respect to the portion of the Premises with respect to which Tenant is able to continue Decommissioning obligations, and rent shall be apportioned as of the date on which Tenant is required to cease performance of Decommissioning obligations with respect to a portion of the Premises.  If all or any portion of the Premises or occupancy thereof is permanently Condemned and such Condemnation does not render Tenant unable to perform its Decommissioning obligations or delay the performance of such Obligations, then this Lease shall remain in full force and effect.  If and to the extent that any such Condemnation prevents or delays performance of Decommissioning obligations with respect to the Premises or any portion of the Premises, such Condemnation shall be deemed a Force Majeure condition with respect to the portion of the Premises affected by such Condemnation.  For purposes of this Section, the Premises or portion thereof, as applicable, shall be deemed to be permanently Condemned if Condemned for a period in excess of thirty-six (36) consecutive calendar months.

12.2                        Temporary Taking.  If all or any portion of the Premises is Condemned for a period of thirty-six (36) consecutive calendar months or less, all of the terms and conditions of this Lease shall remain in full force and effect, notwithstanding such Condemnation. If and to the extent that any such Condemnation prevents or delays performance of Decommissioning obligations with respect to the Premises or any portion of the Premises, such Condemnation shall be deemed a Force Majeure condition with respect to the portion of the Premises affected by such Condemnation.

12.3                        Awards.  All awards, damages and other compensation paid on account of condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation.  Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation, including, without limitation, any such award, damage or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages.

ARTICLE XIII
DEFAULT

13.1                        Lease Defaults.  Each of the following shall constitute a “Lease Default”:  (a) Tenant’s failure to make any payment of the Base Rent or Delay Rent, which failure continues for five (5) business days after Landlord delivers written notice thereof to Tenant;  (b) Tenant’s failure to perform or observe the covenant of Tenant in Section 6.3; (c) Tenant’s failure to perform or observe in any material respect any covenant of Tenant in Section 5.2, 6.6, 7.1, 8.9, 10.1, 10.2 or 10.3, which failure continues for thirty (30) days after Landlord delivers written notice thereof to Tenant (or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period (not to exceed thirty (30) additional days) as is reasonably necessary to effect such cure provided Tenant commences such cure promptly and diligently pursues such cure continuously thereafter); (d) Tenant’s failure to perform or observe in any material respect any covenant or condition of this Lease not otherwise specifically described in this Section, other than Sections 6.2 and 6.4, which failure continues for thirty (30) days after Landlord delivers written notice thereof to Tenant (or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period as is reasonably necessary to effect such cure provided Tenant commences such cure promptly and diligently pursues such cure continuously thereafter); (e) the leasehold interest of Tenant is levied upon or attached under process of law; or (f) an Event of Default or a Material Default occurs.

13.2                        Landlord’s Remedies.  If there shall be a Lease Default, then Landlord shall have the right but not the obligation, at its sole option, to terminate this Lease by written notice to Tenant given prior to the cure of such Lease Default and/or pursue any other remedy provided by law or equity, including specific performance, or any other remedy provided in the Asset Sale Agreement or the Ancillary Agreements. To the fullest extent permitted by Law, Landlord may proceed to recover possession of the Premises under applicable Laws and Tenant agrees to cooperate with Landlord to the fullest extent necessary in connection with Landlord’s recovery of possession of the Premises and the transfer of any licenses or Permits that may be required to do so, including in connection with obtaining any regulatory approval, license or permit required to permit Landlord to recover possession of the Premises.  Tenant hereby waives any notice of Landlord’s intention to re-enter the Premises or terminate this Lease other than any notice expressly required by this Lease.  No failure or delay on the part of Landlord in exercising any power or right under this Lease shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.  Except as otherwise specifically provided in this Lease, any failure of Tenant to comply with any obligation, covenant, agreement or condition herein may be waived by Landlord only by a written instrument signed by Landlord, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

ARTICLE XIV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF LANDLORD

14.1                        Quiet Enjoyment.  Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform all of its obligations hereunder prior to the expiration of any notice and/or cure period applicable thereto, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party claiming through or under Landlord.

14.2                        Encumbrances.  Landlord covenants that, during the Lease Term, it shall not cause or permit any Encumbrances to encumber the Premises or any portion thereof, except for Permitted Encumbrances.

14.3                        Conveyance.  Landlord covenants that, during the Lease Term, it shall not cause or permit the conveyance, sale or other transfer of the Premises or any portion thereof, except as part of a conveyance of all or substantially all of Landlord’s assets, without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.  Any conveyance, sale or other transfer in violation of the foregoing restriction shall, at Tenant’s option, be void and without force or effect.

ARTICLE XV
GENERAL PROVISIONS

15.1                        Relationship Between Landlord and Tenant.  Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

15.2                        Brokers.  Landlord and Tenant each represents and warrants to the other that in connection with this Lease it has not employed or dealt with any third party broker, agent or finder.  Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt.  Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt.

15.3                        Notices.  All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the date sent if sent by facsimile with a copy sent by one of the other methods of delivery described in this Section, on the next business day after deposit with a recognized overnight delivery service, or on the day delivered if sent by certified or registered mail, return receipt requested, postage prepaid, to the respective address(es) set forth in the Asset Sale Agreement.

15.4                        Validity.  Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.  If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.

15.5                        Pronouns.  Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

15.6                        Successors and Assigns.  The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment, subletting and Encumbrances.

15.7                        Entire Agreement.  This Lease contains and embodies the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto with regard to the subject matter hereof.  Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease, the Asset Sale Agreement (to the extent surviving) or the Ancillary Agreements shall be of no force or effect.  This Lease may be amended, modified or changed in any manner only by an instrument signed by both parties; provided, however, that if as a result of the exercise of remedies under the Pledge Agreement, Landlord controls Tenant by reason of the ownership of a controlling equity interest in Tenant or the appointment of a majority of the members of the board of directors or board of managers of Tenant, any amendment, modification or change in the terms of this Lease made after the date on which Landlord acquired such control shall not be effective without the written consent of EnergySolutions, which consent shall not be unreasonably withheld, delayed or conditioned.  This Lease includes and incorporates all Exhibits attached hereto.

15.8                        Governing Law.  This Lease shall be governed by the Laws of the State of Illinois.  There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

15.9                        Headings.  Headings are used for convenience and shall not be considered when construing this Lease.

15.10                 Execution and Delivery.  The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises.  This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

15.11                 Counterparts.  This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document.  Faxed signatures shall have the same binding effect as original signatures.

15.12                 Waiver of Jury Trial.  LANDLORD AND TENANT EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.  LANDLORD AND TENANT EACH WAIVES ANY OBJECTION

TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE STATE OF ILLINOIS, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

15.13                 Representations Regarding Organization and Authorization.

(a)         Landlord and the person executing and delivering this Lease on Landlord’s behalf each represents and warrants that such person is duly authorized to so act; that Landlord is duly organized, is qualified to do business in the State of Illinois, is in good standing under the Laws of the Commonwealth of Pennsylvania and the Laws of the State of Illinois, and has the power and authority to enter into this Lease; and that all action required to authorize Landlord and such person to enter into this Lease has been duly taken.

(b)         Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the State of Illinois, is in good standing under the Laws of the State of Delaware and the Laws of the State of Illinois, and has the power and authority to enter into this Lease and to conduct its business in the manner being conducted; and that all action required to authorize Tenant and such person to enter into this Lease and to conduct its business in the manner being conducted has been duly taken.

15.14                 Prevailing Party.  In the event of any legal proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees, disbursements and actual costs.

15.15                 Subordination; Estoppel.

(a)         Tenant agrees, at any time and from time to time (but not more often than twice in any twelve (12) month period), as requested by Landlord, upon not less than ten (10) business days’ prior notice, to execute and deliver to Landlord a written statement, (1) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (2) setting forth the then current Base Rent and/or Delay Rent, (3) setting forth the date to which the Base Rent or Delay Rent has been paid, (4) stating whether or not, to the best knowledge of the Tenant, Landlord is in default under this Lease, and if so, setting forth the specific nature of all such default, (5) stating whether there are any subleases affecting the Premises, (6) stating the address of Tenant to which all notices and communication under the Lease shall be sent, and (7) containing any other factual matters reasonably requested by Landlord.  Tenant acknowledges that any statement delivered pursuant to this paragraph may be relied upon by others with whom Landlord may be dealing, including any purchaser or owner of the Premises, or of Landlord’s interest in the Premises or any lender or mortgagee of Landlord.

(b)         Landlord agrees, at any time and from time to time (but not more often than twice in any twelve (12) month period), as requested by Tenant, upon not less than ten (10) business days’ prior notice, to execute and deliver to Tenant a written statement, (1) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (2) setting forth the then current Base Rent and/or Delay Rent, (3) setting forth the date to which the Base Rent or Delay Rent has been paid, (4) stating whether or not, to the best knowledge of Landlord, Tenant is in default under this Lease, and if so, setting forth the specific nature of all such default, (5) stating the address of Landlord to which all notices and communication under the Lease shall be sent, and (6) containing any other factual matters reasonably requested by Tenant.  Landlord acknowledges that any statement delivered pursuant to this paragraph may be relied upon by others with whom Tenant may be dealing.

15.16                 Compliance with Laws and Permits.  Tenant, at its sole expense, shall comply, and cause the Premises to comply, with all applicable Laws and Permits. Tenant shall immediately provide Landlord with written notice: (a) upon Tenant’s obtaining knowledge of any potential or known violations of any applicable Laws relating to the Premises, and/or (b) of Tenant’s receipt of any notice, correspondence, demand or communication of any nature from any Governmental Authority related to any alleged or actual violation of any Laws or Permits relating to the Premises.  Tenant shall obtain and maintain, at its sole cost and expense, any and all permits, licenses, authorizations and other similar approvals necessary for Tenant to perform its duties under this Lease, including those approvals necessary to perform the Decommissioning of the Zion Station as contemplated by this Lease.

15.17                 Guaranty.  Tenant’s obligations under this Lease are absolutely, unconditionally and irrevocably guaranteed by EnergySolutions pursuant to that certain Performance Guaranty of Buyer’s Parent and that certain Guaranty of EnergySolutions, Inc., each dated as of December 11, 2007, and executed and delivered in connection with the Asset Sale Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

EXELON GENERATION COMPANY, LLC,
a Pennsylvania limited liability company

By:	/s/ Charles G. Pardee	[Seal]
Name:	Charles G. Pardee
Title: Senior Vice President and
Chief Operating Officer

TENANT:

ZIONSOLUTIONS, LLC,
a Delaware limited liability company

By:	/s/ John A. Christian	[Seal]
Name:	John A. Christian
	Title:	President

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

PARCEL 1: BLOCK 8 INCLUDING VACATED ALLEY, TOGETHER WITH THAT PART OF THE WEST HALF OF VACATED DEBORAH AVENUE LYING SOUTH OF TWENTY-NINTH STREET AND NORTH OF THE CENTERLINE OF THIRTIETH STREET AND THE NORTH HALF OF VACATED THIRTIETH STREET, LYING EAST OF THE EAST LINE OF EBENEZER AVENUE AND WEST OF THE CENTERLINE OF DEBORAH AVENUE (EXCEPTING THEREFROM THAT PART THEREOF CONDEMNED FOR RAILWAY PURPOSES BY PROCEEDINGS HAD IN THE CIRCUIT COURT OF LAKE COUNTY, ILLINOIS (CASE NO. 1152) ENTITLED: CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY VS. JOHN ALEXANDER DOWIE, ET AL) IN ZION CITY SUBDIVISION IN SECTION 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 2:  THAT PART OF THE NORTH HALF OF VACATED TWENTY-NINTH STREET LYING EAST OF THE EAST LINE OF DEBORAH AVENUE AND WEST OF THE CENTERLINE OF VACATED DAMASCUS AVENUE IN SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 3:  ALL THAT PART OF THE NORTH HALF OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING EAST OF THE EAST LINE OF THE RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY AS CONDEMNED IN CASE NO. 1152, CIRCUIT COURT OF LAKE COUNTY, ILLINOIS AND SOUTH OF THE NORTH 1590.26 FEET THEREOF AND NORTH OF THE NORTH LINE OF SHILOH BOULEVARD WHICH NORTH LINE IS MORE PARTICULARLY DESCRIBED AS A LINE EXTENDING EAST FROM A POINT ON THE EAST LINE OF SAID FORMER RIGHT OF WAY WHICH IS 8.60 FEET NORTH OF THE SOUTH LINE OF THE NORTH HALF OF SAID SECTION 22, TO A POINT ON SAID WESTERLY LINE OF THE ILLINOIS BEACH STATE PARK NORTH ENTRANCE ROAD, WHICH IS 9.94 FEET NORTH OF THE SOUTH LINE OF THE NORTH HALF OF SAID FRACTIONAL SECTION 23, IN LAKE COUNTY, ILLINOIS. EXCEPTING THEREFROM THAT PART THEREOF FALLING WITHIN THE STRIP LAND, 66 FEET WIDE, SITUATED IN THE NORTH HALF OF SECTION 22 AND IN THE NORTH HALF OF FRACTIONAL SECTION 23, BOTH IN TOWNSHIP 46 NORTH, RANGE 12 EAST OF THIRD PRINCIPAL MERIDIAN, DEDICATED FOR ROAD PURPOSES BY INSTRUMENT DATED MARCH 14, 1968 AND RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ON MAY 24, 1968 AS DOCUMENT NO. 1379370, SAID STRIP OF LAND IS BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING ON THE

SOUTH LINE OF THE NORTH 1590.26 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AT A POINT WHICH IS 696 FEET, MEASURED ALONG SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AND RUNNING; THENCE SOUTH ALONG THE EAST LINE OF THE WEST 696 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, A DISTANCE OF 124.72 FEET; THENCE SOUTHWESTWARDLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST AND HAVING A RADIUS OF 1000 FEET, A DISTANCE OF 1070.60 FEET TO A POINT ON THE PRESENT NORTH LINE OF SHILOH BOULEVARD, WHICH IS 108.19 FEET; MEASURED ALONG SAID NORTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23; THENCE WEST ALONG SAID PRESENT NORTH OF SHILOH BOULEVARD, (WHICH IS DESCRIBED AS A STRAIGHT LINE EXTENDING FROM A POINT ON THE EAST LINE OF THE FORMER RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY, WHICH IS 8.60 FEET NORTH FROM THE SOUTH LINE OF THE NORTH HALF OF SAID SECTION 22, TO A POINT ON THE WESTERLY LINE OF ILLINOIS BEACH STATE PARK NORTH ENTRANCE ROAD, WHICH IS 9.94 FEET NORTH FROM THE SOUTH LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23), A DISTANCE OF 204.24 FEET; THENCE NORTHEASTWARDLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST, HAVING A RADIUS OF 934 FEET AND BEING 66 FEET NORTHWESTERLY FROM AND CONCENTRIC WITH THE FIRST HEREIN DESCRIBED ARC, A DISTANCE OF 1257.41 FEET TO A POINT WHICH IS 630 FEET EAST FROM SAID WEST LINE OF THE NORTH HALF OF FRACTIONAL SECTION 23 AND 124.94 FEET SOUTH FROM SAID SOUTH LINE OF THE NORTH 1590.26 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23; THENCE NORTH ALONG THE EAST LINE OF THE WEST 630 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, SAID DISTANCE OF 124.94 FEET TO THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID, AND THENCE EAST ALONG SAID SOUTH LINE OF THE NORTH 1590.26 FEET TO THE NORTH HALF OF FRACTIONAL SECTION 23, A DISTANCE OF 66 FEET TO THE POINT OF BEGINNING.

PARCEL 4:  THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, (EXCEPT THAT PART LYING NORTH OF THE SOUTH LINE OF SHILOH BOULEVARD). ALSO THAT PART OF SAID SHILOH BOULEVARD VACATED BY ORDINANCE PASSED BY THE CITY COUNCIL OF THE CITY OF ZION, ILLINOIS ON AUGUST 20, 1968, AND RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ILLINOIS, ON AUGUST 22, 1968, AS DOCUMENT NUMBER 1390407, FALLING WITHIN SAID EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, AFORESAID, IN LAKE COUNTY ILLINOIS.

PARCEL 5:  THE EAST 33 FEET OF THE SOUTH 1525.89 FEET OF THE WEST HALF OF SAID SOUTHEAST QUARTER OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 6:  THAT PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SAID SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD

PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:  BEGINNING AT THE NORTHWEST CORNER OF SAID SOUTHEAST QUARTER; THENCE EAST ALONG THE NORTH LINE OF SAID SOUTHEAST QUARTER TO THE EAST LINE OF SAID WEST HALF, 1323.11 FEET; THENCE SOUTH ALONG THE EAST LINE OF SAID WEST HALF 1111.83 FEET; THENCE WEST TO THE WEST LINE OF SAID SOUTHEAST QUARTER TO A POINT 1112.06 FEET SOUTH OF THE NORTHWEST CORNER OF SAID SOUTHEAST QUARTER; THENCE NORTH ALONG THE WEST LINE OF SAID SOUTHEAST QUARTER TO THE PLACE OF BEGINNING, (EXCEPT THAT PART THEREOF LYING WEST OF THE CENTERLINE OF VACATED DAMASCUS AVENUE AND EXCEPT THAT PART THEREOF LYING NORTH OF THE SOUTH LINE OF SHILOH BOULEVARD), IN LAKE COUNTY, ILLINOIS.

PARCEL 7:  ALL OF THE NORTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, EXCEPTING THEREFROM THE FOLLOWING DESCRIBED LAND; THAT PART OF THE NORTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING SOUTH OF THE NORTH 1590.26 FEET, AND NORTH OF THE SOUTH 237.00 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AND LYING EAST OF THE FOLLOWING DESCRIBED BOUNDARY LINE: BEGINNING ON THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID, AT A POINT WHICH IS 696.00 FEET, MEASURED ALONG SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AND RUNNING THENCE SOUTH ALONG THE EAST LINE OF THE WEST 696 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, A DISTANCE OF 124.72 FEET; THENCE SOUTHWARDLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST AND HAVING A RADIUS OF 1000.00 FEET, A DISTANCE OF 75.34 FEET TO A POINT WHICH IS 200.00 FEET SOUTH FROM THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID, AND 693.16 FEET, MEASURED PARALLEL WITH SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23; AND THENCE SOUTH ALONG A STRAIGHT LINE, A DISTANCE OF 610.27 FEET TO A POINT ON THE NORTH LINE OF THE SOUTH 237.00 FEET AFORESAID WHICH IS 693.16 FEET, MEASURED ALONG SAID NORTH LINE EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23, IN LAKE COUNTY, ILLINOIS.

PARCEL 8:  THE WEST 750 FEET OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, EXCEPTING THEREFROM THAT PART THEREOF FALLING WITHIN THAT PART OF SHILOH BOULEVARD (AS DEDICATED BY INSTRUMENT RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ILLINOIS, ON DECEMBER 4, 1958 AS DOCUMENT NO. 1013021), LYING NORTHERLY AND NORTHWESTERLY OF THAT PART OF SAID SHILOH BOULEVARD VACATED BY ORDINANCE PASSED BY THE CITY COUNCIL OF THE CITY OF ZION, ILLINOIS, ON AUGUST 20, 1968 AND RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ILLINOIS ON AUGUST 22, 1968 AS DOCUMENT NO. 1390407, ALSO THE EAST 50 FEET OF THE WEST 800 FEET OF THE NORTH 640.37 FEET OF SAID SOUTH HALF OF SAID FRACTIONAL SECTION 23, ALSO THAT PART OF SAID SOUTH HALF OF SAID FRACTIONAL

SECTION 23 LYING SOUTH OF THE NORTH 1981.87 FEET THEREOF AND EAST OF THE WEST 750 FEET THEREOF, ALL IN LAKE COUNTY, ILLINOIS.

PARCEL 9:  THE NORTH 183 FEET OF THE NORTHWEST FRACTIONAL QUARTER OF SECTION 26, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 10:  THE NORTH 183 FEET OF THE NORTHEAST QUARTER OF SECTION 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS, EXCEPTING THEREFROM THE WEST 33 FEET OF THE NORTH 33 FEET THEREOF.

PARCEL 11:  THAT PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE EAST LINE OF SAID WEST HALF OF THE SOUTHEAST QUARTER 1111.83 FEET SOUTH OF THE NORTHEAST CORNER OF THE SAID WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22; THENCE WEST ON A LINE DRAWN FROM THE POINT OF BEGINNING OF THIS TRACT TO A POINT ON THE WEST LINE OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, 1112.06 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 495.02 FEET TO A POINT; THENCE SOUTHEASTERLY IN A STRAIGHT LINE TO A POINT IN A LINE 33 FEET WEST OF AND PARALLEL TO THE SAID EAST LINE, WHICH POINT IS 175.6 FEET SOUTH OF THE LINE FIRST HEREINABOVE DESCRIBED; THENCE SOUTH ON THE SAID LINE 33 FEET WEST OF AND PARALLEL WITH THE SAID EAST LINE TO ITS INTERSECTION WITH A LINE DRAWN FROM A POINT ON THE EAST LINE, 1978.28 FEET SOUTH OF THE NORTHEAST CORNER OF THE WEST ALF OF THE SOUTHEAST QUARTER OF SECTION 22 TO A POINT ON THE WEST LINE, 1978.33 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE EAST ALONG THE LAST DESCRIBED LINE TO THE EAST LINE OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22; THENCE NORTH ALONG THE SAID EAST LINE TO THE POINT OF BEGINNING, EXCEPTING THEREFROM THAT PORTION HEREINABOVE DESCRIBED AS PARCEL 5, ALL SITUATED IN THE COUNTY OF LAKE AND STATE OF ILLINOIS.

PARCEL 12:  THAT PART OF THE SOUTH FRACTIONAL HALF OF SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:  BEGINNING AT A POINT 441 FEET EAST AND 60 FEET NORTH OF THE NORTHWEST CORNER OF HOSAH SUBDIVISION (SAID NORTHWEST CORNER BEING 750 FEET EAST OF THE WEST LINE OF FRACTIONAL SECTION 23 AND 640.7 FEET SOUTH OF EAST AND WEST QUARTER SECTION LINE OF FRACTIONAL SECTION 23); THENCE NORTH, 360.7 FEET; THENCE EAST TO THE WATER’S EDGE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE WATER’S EDGE OF SAID LAKE MICHIGAN TO A POINT 60 FEET NORTH OF TE NORTH LINE OF SAID HOSAH SUBDIVISION; THENCE WEST TO THE POINT OF BEGINNING (EXCEPTING THEREFROM THAT PART THEREOF DESCRIBED AS FOLLOWS: COMMENCING AT A POINT ON THE NORTH LINE OF THE SOUTH HALF OF SAID

FRACTIONAL SECTION 23, WHICH IS 1,724.65 FEET EAST OF THE WEST LINE OF SAID SECTION 23 AND WHICH IS 924.65 FEET EAST OF THE WEST LINE OF THE CITY OF ZION, BEACH PARK PROPERTY, SAID NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23, HAVING A BEARING OF NORTH 90 DEGREES 00 MINUTES EAST; THENCE SOUTH 00 DEGREES 00 MINUTES EAST, 365.00 FEET TO THE PLACE OF BEGINNING OF THIS DESCRIPTION; THENCE NORTH 90 DEGREES 00 MINUTES EAST ALONG A LINE DRAWN PARALLEL TO THE NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23, A DISTANCE OF 47.0 FEET, MORE OR LESS, TO THE SHORE LINE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE SHORE LINE OF LAKE MICHIGAN TO A POINT WHICH IS 395.00 FEET SOUTH FROM THE NORTH LINE OF SOUTH HALF OF SAID FRACTIONAL SECTION 23, THENCE SOUTH 90 DEGREES 00 MINUTES WEST ALONG A LINE WHICH IS PARALLEL TO AND 395.00 FEET SOUTH FROM THE NORTH LINE OF SOUTH HALF OF SAID FRACTIONAL 23, 47.00 FEET, MORE OR LESS, TO A POINT WHICH IS 30.00 FEET, SOUTH 00 DEGREES 00 MINUTES EAST FROM THE PLACE OF BEGINNING, AND THENCE NORTH 00 DEGREES 00 MINUTES EAST, 30.00 FEET TO THE PLACE OF BEGINNING), ALL IN LAKE COUNTY, ILLINOIS.

PARCEL 13: THAT PART OF THE PRIVATE PARKWAY WITHIN SHILOH BOULEVARD, IN ZION CITY SUBDIVISION OF PART OF SECTIONS 22 AND 27, IN TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, (THE PLAT OF WHICH WAS RECORDED MARCH 29, 1902 AS DOCUMENT NUMBER 85517 IN BOOK “E” OF PLATS, AT PAGES 76 AND 77), LYING EAST OF THE EASTERLY LINE OF THE RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILWAY, AND WEST OF THE WEST LINE OF THE FORMER RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY, IN LAKE COUNTY, ILLINOIS.

PARCEL 14:  THE SOUTH 220.0 FEET (EXCEPT THE WEST 800.0 FEET THEREOF) OF THE NORTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY ILLINOIS.

PARCEL 15:  THAT PART OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING EAST OF THE EAST LINE OF PATMOS AVENUE, (BEING A LINE 800 FEET EAST FROM AND PARALLEL WITH THE WEST LINE OF SAID SOUTH HALF OF FRACTIONAL SECTION 23) AND LYING NORTH OF A LINE WHICH IS 60 FEET NORTH FROM AND PARALLEL WITH THE NORTH LINE OF HOSAH SUBDIVISION, PRIVATE, BEING A SUBDIVISION OF PART OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, ZION, LAKE COUNTY, ILLINOIS; EXCEPTING THEREFROM THAT PART OF SAID SOUTH FRACTIONAL HALF OF SECTION 23, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT 441 FEET EAST AND 60 FEET NORTH OF THE NORTHWEST CORNER OF HOSAH SUBDIVISION (SAID NORTHWEST CORNER BEING 750 FEET EAST OF THE WEST LINE OF FRACTIONAL SECTION 23 AND 640.7 FEET SOUTH OF THE EAST AND WEST QUARTER SECTION LINE OF FRACTIONAL SECTION 23);

THENCE NORTH, 360.7 FEET; THENCE EAST TO THE WATER’S EDGE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE WATER’S EDGE OF SAID LAKE MICHIGAN TO A POINT 60 FEET NORTH OF THE NORTH LINE OF SAID HOSAH SUBDIVISION; THENCE WEST TO THE POINT OF BEGINNING, IN LAKE COUNTY, ILLINOIS.

PARCEL 16: THAT PART OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT WHICH IS 640.37 FEET SOUTH AND 760 FEET EAST OF THE WEST QUARTER SECTION CORNER OF SAID SECTION 23; THENCE RUNNING EAST PARALLEL WITH THE EAST AND WEST QUARTER SECTION LINE THROUGH SAID SECTION 50 FEET; THENCE NORTH PARALLEL WITH THE WEST LINE OF SAID SECTION 23, 60 FEET, THENCE RUNNING EAST PARALLEL TO SAID EAST AND WEST QUARTER SECTION LINE TO THE SHORES OF LAKE MICHIGAN; THENCE SOUTHERLY FOLLOWING THE MEANDERS OF SAID LAKE TO A POINT WHICH IS 1981.87 FEET SOUTH OF THE EAST AND WEST QUARTER SECTION LINE THROUGH SAID SECTION 23; THENCE WEST PARALLEL WITH SAID QUARTER SECTION LINE TO A POINT WHICH IS 750 FEET EAST OF THE WEST LINE OF SAID SECTION 23; THENCE NORTH PARALLEL WITH THE WEST LINE OF SAID SECTION 23, 1341.5 FEET TO A POINT BEING THE POINT OF BEGINNING, IN LAKE COUNTY, ILLINOIS.

PARCEL 17: LOT 2 IN BLOCK 66 IN ZION CITY SUBDIVISION IN SECTION 22 AFORESAID TOGETHER WITH THE EAST HALF OF THE VACATED ALLEY IN SAID BLOCK AND THE SOUTH HALF OF VACATED TWENTY-FIFTH PLACE NORTH AND ADJOINING SAID LOT 2 AND EAST HALF VACATED ALLEY AFORESAID AND THE NORTH HALF OF VACATED TWENTY-SIXTH STREET SOUTH AND ADJOINING SAID LOT 2 AND EAST HALF VACATED ALLEY AFORESAID, IN LAKE COUNTY, ILLINOIS.

PARCEL 18:  THE NORTH HALF OF LOTS 1 AND 2 IN BLOCK 67 (EXCEPT THAT PART OF THE NORTH HALF OF LOT 1 CONDEMNED FOR RAILWAY PURPOSES BY PROCEEDINGS HAD IN THE CIRCUIT COURT OF LAKE COUNTY, ILLINOIS, ENTITLED: CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY VS. JOHN ALEXANDER DOWIE, ET AL, CASE NO. 1152), IN ZION CITY SUBDIVISION IN SECTION 22 AFORESAID, TOGETHER WITH VACATED ALLEY IN THE NORTH HALF OF SAID BLOCK AND THE SOUTH HALF OF VACATED TWENTY-SIXTH STREET LYING NORTH AND ADJOINING LOTS 1 AND 2 AND VACATED ALLEY, IN LAKE COUNTY, ILLINOIS.

PARCEL 19:  BLOCK 93 (EXCEPT THAT PART THEREOF LYING NORTH OF A LINE 99 FEET SOUTH OF AND PARALLEL TO THE CENTERLINE OF TWENTY-EIGHT STREET), TOGETHER WITH THAT PART OF THE WEST HALF OF VACATED DAMASCUS AVENUE LYING SOUTH OF A LINE 99 FEET SOUTH OF THE CENTERLINE OF TWENTY-EIGHT STREET AND NORTH OF THE NORTH LINE OF VACATED TWENTY-NINTH, IN LAKE COUNTY, ILLINOIS.

PARCEL 20:  LOT 1 IN BLOCK 66 (EXCEPT THAT PART OF SAID LOT 1 CONDEMNED FOR RAILWAY PURPOSES BY PROCEEDING HAD IN THE CIRCUIT COURT OF LAKE COUNTY, ILLINOIS ENTITLED: CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY VS. JOHN ALEXANDER DOWIE, ET AL, CASE NO 1152) IN ZION CITY SUBDIVISION IN SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, TOGETHER WITH THE WEST HALF OF THE VACATED ALLEY IN SAID BLOCK AND THE SOUTH HALF OF VACATED 25TH STREET LYING NORTH AND ADJOINING SAID LOT 1, AND WEST HALF VACATED ALLEY AFORESAID AND THE NORTH HALF OF VACATED 26TH STREET SOUTH AND ADJOINING SAID LOT 1, AND WEST HALF VACATED VALLEY AFORESAID IN LAKE COUNTY, ILLINOIS.

PARCEL 21: THAT PART OF THE WEST ½ OF THE SOUTHEAST ¼ OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHWEST CORNER OF SAID SOUTHEAST ¼ THENCE EAST ALONG THE NORTH LINE OF SAID SOUTHWEST ¼ TO THE EAST LINE SAID WEST ½, 1323.11 FEET; THENCE SOUTH ALONG THE EAST LINE OF SAID WEST ½, 1111.83 FEET; THENCE WEST TO THE WEST LINE OF SAID SOUTHEAST ¼ TO A POINT 1112.06 FEET SOUTH OF THE NORTHWEST CORNER OF SAID SOUTHEAST ¼; THENCE NORTH ALONG THE WEST LINE OF SAID SOUTHEAST ¼ TO THE PLACE OF BEGINNING, INCLUDING VACATED STREETS AND ALLEYS ADJOINING (EXCEPT THE WEST 33 FEET THEREOF; AND ALSO EXCEPT THAT PART THEREOF LYING EAST OF THE CENTERLINE OF VACATED DAMASCUS AVENUE AND SAID CENTERLINE EXTENDED NORTH; AND ALSO EXCEPT THAT PART THEREOF LYING NORTH OF THE CENTERLINE OF VACATED TWENTY-FIFTH PLACE AND WEST OF THE CENTERLINE AND SAID CENTER LINE EXTENDED NORTH OF VACATED DAMASCUS AVENUE), IN LAKE COUNTY, ILLINOIS.

PARCEL 22: THAT PART OF THE SECTIONS 15, 22 AND 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOW, TO WIT: A STRIP OF LAND 100 FEET WIDE, LYING 50 FEET WIDE ON EACH SIDE OF THE CENTERLINE THEREOF, WHICH IS DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE NORTH LINE OF THE SOUTH HALF OF THE SOUTHWEST QUARTER OF SECTION 15, 50 FEET EAST OF THE EAST LINE OF THE RIGHT OF WAY OF THE CHICAGO AND NORTH WESTERN RAILWAY COMPANY; RUNNING THENCE SOUTHERLY ON A LINE PARALLEL WITH AND 50 FEET EASTERLY FROM SAID EASTERLY RIGHT OF WAY LINE, A DISTANCE OF 2356.6 FEET; THENCE CURVING TO THE EAST ON A CURVE OF 3820 FOOT RADIUS, A DISTANCE OF 734.5 FEET; THENCE ON A TANGENT TO SAID CURVE 71.6 FEET; THENCE CURVING TO THE WEST ON A CURVE OF 3820 FOOT RADIUS, A DISTANCE OF 533.3 FEET; THENCE SOUTH ON A TANGENT TO SAID LAST CURVE AND ON A LINE PARALLEL WITH AND 364 FEET WEST OF THE EAST LINE OF THE WEST HALF OF SECTION 22 AND THE EAST LINE OF THE NORTHWEST QUARTER OF SECTION 27, A DISTANCE OF 4839 FEET; THENCE CURVING TO THE WEST ON A CURVE OF 3820 FOOT RADIUS, A DISTANCE OF 709 FEET, MORE OR LESS, TO A POINT ON THE SOUTH

LINE OF THE NORTHWEST QUARTER OF SAID SECTION 27, SAID POINT BEING 429.75 FEET WEST OF THE SOUTHEAST CORNER OF SAID QUARTER SECTION, EXCEPTING THEREFROM THAT PART THEREOF LYING NORTH OF THE SOUTH LINE OF THE NORTH 1590.26 FEET OF THE NORTH HALF OF SAID SECTION 23 AND EXCEPTING THEREFROM THAT PART THEREOF LYING SOUTH OF THE SOUTH LINE OF THE NORTH 627 FEET OF THE NORTHWEST QUARTER OF SAID SECTION 27; AND EXCEPT THAT PART LYING SOUTH OF THE NORTH LINE OF 27TH STREET AND NORTH OF THE CENTER LINE OF 29TH STREET.

PARCEL 23: THAT PART OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: TO-WIT: BEGINNING AT THE INTERSECTION OF THE NORTH LINE OF SHILOH BOULEVARD IN THE CITY OF ZION WITH THE EASTERLY LINE OF THE RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILWAY COMPANY; THENCE NORTHERLY ALONG THE SAID EASTERLY RIGHT OF WAY LINE TO THE INTERSECTION THEREOF WITH THE WESTERLY LINE OF THE RIGHT OF WAY LINE OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY; THENCE SOUTHEASTERLY ALONG SAID WESTERLY RIGHT OF WAY LINE TO THE NORTH LINE OF SHILOH BOULEVARD AND THENCE WEST ON THE NORTH LINE OF SHILOH BOULEVARD TO THE PLACE OF BEGINNING; EXCEPTING THEREFROM THAT PART THEREOF LYING NORTH OF THE SOUTH LINE OF THE NORTH 1590.26 FEET OF THE NORTH ½ OF SAID SECTION 22.

PARCEL 24: THAT PART OF THE SOUTH FRACTIONAL HALF OF SECTION 23, TOWNSHIP 46 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT A POINT ON THE NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23, WHICH IS 1724.65 FEET EAST OF THE WEST LINE OF SECTION 23 AND WHICH IS 924.65 FEET EAST OF THE WEST LINE OF THE CITY OF ZION, BEACH PARK PROPERTY, SAID NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23; HAVING A BEARING OF NORTH 90 DEGREES 00 MINUTES EAST; THENCE SOUTH 00 DEGREES 00 MINUTES EAST, 365.00 FEET TO PLACE OF BEGINNING OF THIS DESCRIPTION; THENCE NORTH 90 DEGREES 00 MINUTES EAST ALONG A LINE DRAWN PARALLEL TO THE NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23 A DISTANCE OF 47 FEET, MORE OR LESS, TO THE SHORE LINE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE SHORE LINE OF LAKE MICHIGAN TO A POINT WHICH IS 395 FEET SOUTH FROM THE NORTH LINE OF THE SOUTH HALF OF FRACTIONAL SECTION 23; 47 FEET, MORE OR LESS, TO A POINT WHICH IS 30 FEET, SOUTH 00 DEGREES 00 MINUTES EAST, FROM THE PLACE OF BEGINNING, AND THENCE NORTH 00 DEGREES 00 MINUTES EAST, 30 FEET TO THE PLACE OF BEGINNING, IN LAKE COUNTY, ILLINOIS.

EXHIBIT B

PLAN SHOWING PREMISES, SWITCHYARD, AND ISFSI ISLAND

The Premises are depicted on that certain six (6) page survey prepared by Robert W. Keniston, Jr., dated May 3, 2000, and entitled “Zion Nuclear Generating Station, Zion, Illinois”.

The original Switchyard Area is also depicted on the above-described survey. However, a portion of the original Switchyard Area has been released by that certain Amendment to Facilities Operation and Easement Agreement and Consent between Landlord and Commonwealth Edison Company dated as of September 1, 2010. The portion of the original Switchyard Area released by this Amendment is depicted in Exhibit B to such Amendment, which is a drawing prepared by Atwell dated April 2, 2010 (revised 7/8/2010) (Project No. 09001249) and entitled “Exhibit “B”, Area #4.”

The proposed location of the ISFSI Island has been drawn by Sargent & Lundy on that certain survey prepared by Atwell-Hicks, dated 09/18/2009, and entitled Topographical Survey, Zion Nuclear Power Station, Zion, Illinois (CAD FILE: 09001249TP-001).  A copy of the survey showing the proposed location of ISFSI Island drawn is attached to and is part of this Exhibit B.  The exact location of the ISFSI Island may be modified by mutual agreement.

The Switchyard Control Area includes the area of the buildings on the Premises known as the Control Room Complex and the area of the Premises that contains cables and associated conduits and vaults that connect the Switchyard Controls to the Switchyard.

The Synchronous Condenser Area includes the area of the Turbine Building that houses the Synchronous Condensers and the area of the Premises that contains cables and associated conduits and vaults that connect the Synchronous Condensers to the Switchyard.

B-1

EXHIBIT C

PLANS AND SPECIFICATIONS FOR ISFSI ISLAND

General Requirements:

The cask system will be dual purpose system fully licensed by the NRC for dual purpose use to handle all fuel and other waste at the Premises intended for storage in the ISFSI, including intact, damaged and fuel debris assemblies.  The ISFSI Island will be constructed in accordance with all applicable Laws and licensing requirements including standards set forth in the Zion Station Defueled Safety Analysis Report (“DSAR”).

All cask components shall comply fully with the contractor’s CoCs, FSAR, and the NRC SER. The cask system must be licensed by the NRC under 10CFR72 prior to commencement of construction and must be licensed by the NRC under 10CFR71 prior to expiration or termination of the Lease Term.

The cask system must provide the required containment, confinement, shielding, criticality control and passive heat removal capacity independent of any other facility, structures, or components.  Heat transfer shall be totally passive, by natural convection, radiation and conduction, without any moving parts.  Maximum allowable temperatures of adjacent concrete surfaces (casks or pads) shall be in accordance with the limits of ACI 349-97.  Storage units shall be arranged on the ISFSI pad to allow ease of placement and removal.

Tornado and Tornado Missile Requirements:

The cask system shall be able to withstand a Design Basis tornado in accordance with the Zion Station DSAR.

Flood Design Requirements:

The cask system shall meet the flood design requirements of the Zion Station DSAR.

Seismic Design Requirements:

The cask system shall be capable of withstanding a horizontal ground acceleration and a simultaneous vertical acceleration meeting the seismic design requirements of the DSAR.

C-1

Facility Support Structures:

The facility must include one or more buildings suitable for office space for security and site maintenance and monitoring and testing functions and related communications and other security and maintenance and monitoring and testing equipment, including storage space for vehicles such as tractors, lifts, and grounds-keeping equipment.

Other Requirements:

Other detailed specifications and requirements for the facility will be prepared by Tenant with input from Landlord.  Landlord will be given a reasonable opportunity to review and comment on each of Tenant’s final requests for proposals for major equipment, materials and services related to construction of the ISFSI, provided that such review and comment will be performed by Landlord as soon as reasonably possible, not to exceed thirty (30) calendar days.

Location:

The location of the ISFSI Island and the required buffer zone is described in Exhibit B.

C-2

EXHIBIT D

LIST OF MAJOR EQUIPMENT TO BE REMOVED FROM THE PREMISES

REACTOR VESSELS

REACTOR VESSEL INTERNALS

PRIMARY LOOP PIPING, VALVES AND PUMPS (INCLUDING REACTOR COOLANT PUMPS AND MOTORS)

STEAM GENERATORS

PRESSURIZERS

TURBINE/GENERATORS

MAIN CONDENSERS

SECONDARY LOOP PIPING, VALVES AND PUMPS (INCLUDING FEEDWATER PUMPS AND MOTORS)

TURBINE STOP VALVES

HEAT EXCHANGERS

SECONDARY LOOP HEAT EXCHANGERS (MOISTURE SEPARATOR REHEATERS AND FEEDWATER REHEATERS)

4 MAIN POWER TRANSFORMERS

4 RESIDUAL HEAT REMOVAL HEAT EXCHANGERS AND RELATED PIPING

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